Exhibit 99.1

NEWS RELEASE

For release July 14, 2006

Contact:  John T. Hillman @ 310/255-4438 or 310/255-4493

ANWORTH MORTGAGE ASSET CORPORATION ANNOUNCES
SECOND QUARTER 2006 COMMON STOCK DIVIDEND OF $0.02 PER SHARE;
 THIRD QUARTER 2006 PREFERRED STOCK DIVIDEND OF $0.539063 PER SHARE;
AND SALE OF AGENCY SECURITIES

          SANTA MONICA, California – (July 14, 2006) – Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that its board of directors declared a quarterly common stock dividend of $0.02 per share for the second quarter of 2006.  The common stock dividend is payable on August 11, 2006 to common stockholders of record as of the close of business on July 31, 2006.

          Also, in accordance with the terms of the company’s 8.625% Series A Cumulative Preferred Stock, the board of directors declared a preferred stock dividend of $0.539063 per share for the third quarter of 2006.  The preferred stock dividend is payable on October 16, 2006 to preferred stockholders of record as of the close of business on September 30, 2006.  The dividend reflects the accrual from July 1, 2006 through September 30, 2006, or 90 days of a 360 day year.

           The Company also announced that, during the second quarter, it expects to recognize a loss of approximately $0.28 per common share. For the quarter, the Company realized a loss from operations of approximately $0.06 per share primarily because financing costs continued to increase more than the increase in interest income from its portfolio of MBS. The Company also sold approximately $400 million of agency hybrid ARM securities during the quarter. This sale resulted in a realized loss of approximately $10 million, or $0.22 per share.

          Commenting on the sales of these ARM securities, Lloyd McAdams, Anworth’s Chairman and Chief Executive Officer, stated, “We were able to sell these particular ARM securities at attractive prices and redeployed the proceeds into higher-yielding agency MBS. We believe these transactions will be accretive to cumulative income over the next several years.”

          The quarter end average coupon on its agency MBS portfolio increased to approximately 5.34%. The average cost of financing for our agency MBS portfolio increased to approximately 4.78% at quarter end, which reflects an additional $300 million in interest rate swap transactions entered into during the quarter. Amortization of agency MBS premium increased to approximately $7.6 million for the quarter.

          As of June 30, 2006, the agency MBS portfolio’s asset allocation was approximately as follows: 29% ARMs, 55% hybrid ARMS, 16% fixed-rate MBS and less than 1% floating-rate CMOs.

About Anworth Mortgage Asset Corporation

          Anworth is a mortgage real estate investment trust (REIT) which invests in mortgage assets, including mortgage pass-through certificates, collateralized mortgage obligations, mortgage loans and other real estate securities.  Anworth generates income for distribution to stockholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings.  Through its wholly-owned subsidiary, Belvedere Trust Mortgage Corporation, Anworth also invests in high quality jumbo adjustable-rate mortgages and other mortgage-related assets and finances these loans though securitizations.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

          This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Anworth Mortgage Asset Corporation
John T. Hillman
(310) 255-4438 or (310) 255-4493
41020306.2